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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                        (Amendment No. _______________)*


                               Tylan General, Inc.
                               -------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   902169-10-1
                                   -----------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 18 Pages

-------------------------                           ---------------------------
|CUSIP NO. 902169-10-1  |           13G            |   Page  2  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Hambro International Venture Fund II L.P.                          |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | less than 5%                             |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | less than 5%                             |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | less than 5%                                                        |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | less than 5%                                                        |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 18 Pages

-------------------------                           ---------------------------
|CUSIP NO. 902169-10-1  |           13G            |   Page  3  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  HIV-GEN Incorporated                                               |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  New York                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | less than 5%                             |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | less than 5%                             |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | less than 5%                                                        |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | less than 5%                                                        |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | CO                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 18 Pages

-------------------------                           ---------------------------
|CUSIP NO. 902169-10-1  |           13G            |   Page  4  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Edwin A. Goodman                                                   |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | less than 5%                             |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | less than 5%                             |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | less than 5%                                                        |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | less than 5%                                                        |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 18 Pages

-------------------------                           ---------------------------
|CUSIP NO. 902169-10-1  |           13G            |   Page  5  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Arthur C. Spinner                                                  |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | less than 5%                             |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | less than 5%                             |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | less than 5%                                                        |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | less than 5%                                                        |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 18 Pages

-------------------------                           ---------------------------
|CUSIP NO. 902169-10-1  |           13G            |   Page  6  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Richard A. D'Amore                                                 |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | less than 5%                             |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | less than 5%                             |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | less than 5%                                                        |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | less than 5%                                                        |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 18 Pages

-------------------------                           ---------------------------
|CUSIP NO. 902169-10-1  |           13G            |   Page  7  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Charles L. Dimmler, III                                            |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | less than 5%                             |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | less than 5%                             |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | less than 5%                                                        |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | less than 5%                                                        |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 18 Pages

-------------------------                           ---------------------------
|CUSIP NO. 902169-10-1  |           13G            |   Page  8  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  William J. Geary                                                   |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | less than 5%                             |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | less than 5%                             |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | less than 5%                                                        |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | less than 5%                                                        |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 18 Pages

-------------------------                           ---------------------------
|CUSIP NO. 902169-10-1  |           13G            |   Page  9  of  18  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Alexander R. Hambro                                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | less than 5%                             |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | less than 5%                             |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | less than 5%                                                        |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | less than 5%                                                        |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 18 Pages

Note: This statement on Schedule 13G is being filed on behalf of (i) Hambro International Venture Fund II, L.P., a Delaware limited partnership; (ii) Hiv-Gen Incorporated, a New York corporation; (iii) Richard A. D'Amore; (iv) Edwin A. Goodman; (v) Arthur C. Spinner; (vi) Charles L. Dimmler, III; (vii) William J. Geary; and (viii) Alexander R. Hambro.

Item 1(a).     Name of Issuer: Tylan General, Inc.
               ---------------

Item 1(b). Address of Issuer's Principal Executive Offices: 9577 Chesapeake Drive, San Diego, CA 92123.


Item 2(a)                                  Item 2(b)                               Item 2(c)
---------                                  ---------                               ---------

                                                                                   Citizenship or Place
Name of Person Filing                       Address                                   of Organization
---------------------                       -------                                 --------------------

Hambro International Venture                Hambro International                     Delaware
    Fund II, L.P., a Delaware Limited       Equity Partners
    Partnership ("HIVF")                    650 Madison Avenue
                                            New York, NY  10022

Hiv-Gen Incorporated, a general partner     Hambro International                     New York
    of HIVF ("Hiv-Gen")                     Equity Partners
                                            650 Madison Avenue
                                            New York, NY  10022

Edwin A. Goodman, a general partner of      Hambro International                     United States
    HIVF                                    Equity Partners`
                                            650 Madison Avenue
                                            New York, NY  10022

Arthur C. Spinner, a general partner of     Hambro International                     United States
    HIVF                                    Equity Partners
                                            650 Madison Avenue
                                            New York, NY  10022

Richard A. D'Amore, a general partner of    Hambro International                     United States
    HIVF                                    Equity Partners
                                            650 Madison Avenue
                                            New York, NY  10022

Charles L. Dimmler, III, a general          Hambro International                     United States
    partner of HIVF                         Equity Partners
                                            650 Madison Avenue
                                            New York, NY  10022

William J. Geary, a general partner of      Hambro International                     United States
    HIVF                                    Equity Partners
                                            650 Madison Avenue
                                            New York, NY  10022

Alexander R. Hambro, a general partner      Hambro International                     United States
    of HIVF                                 Equity Partners
                                            650 Madison Avenue
                                            New York, NY  10022


                              Page 10 of 18 Pages

Item 2(d).     Title of Class of Securities: Common Stock, $.001 par value.
               -----------------------------

Item 2(e).     CUSIP Number: 902169-10-1
               -------------

Item 3.        If this statement is filed pursuant to Rules 13d-1(b), or
               ---------------------------------------------------------
               13d-2(b), check whether the person filing is a:
               -----------------------------------------------

               (a)  [ ]  Broker or Dealer registered under Section 15 of the
                         Securities Exchange Act of 1934 (the "Act").

               (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act.

               (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act.

               (d)  [ ]  Investment Company registered under Section 8 of the
                         Investment Company Act of 1940.

               (e)  [ ]  Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940.

               (f)  [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

               (g)  [ ]  Parent Holding Company, in accordance with Rule
                         13d-1(b)(ii)(G) of the Act.

               (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

          None of the above.


                              Page 11 of 18 Pages

Item 4.        Ownership.
               ----------

               (a) Amount Beneficially Owned: As of December 31, 1996, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

                    HIVF:                                 less than 5%
                    HIV-Gen:                                0 shares
                    Mr. Goodman:                            0 shares
                    Mr. Spinner:                            0 shares
                    Mr. D'Amore:                            0 shares
                    Mr. Dimmler:                            0 shares
                    Mr. Geary:                              0 shares
                    Mr. Hambro:                             0 shares


               In addition, in their capacities as individual general partners of HIVF each of Hiv-Gen, Messrs. Goodman, Spinner, D'Amore, Dimmler, Geary and Hambro may be deemed to own beneficially the shares of HIVF in addition to shares that they hold in their individual capacities.

               (b)  Percent of Class:

                    HIVF:                                 less than 5%
                    HIV-Gen:                              less than 5%
                    Mr. Goodman:                          less than 5%
                    Mr. Spinner:                          less than 5%
                    Mr. D'Amore:                          less than 5%
                    Mr. Dimmler:                          less than 5%
                    Mr. Geary:                            less than 5%
                    Mr. Hambro:                           less than 5%


               The foregoing percentages are calculated based on the 7,841,082 shares of Common Stock reported to be outstanding in the Annual Report on Form 10-Q of Tylan General, Inc., for the quarter ended July 28, 1996.

               (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:

                             HIVF:                         0 shares
                             HIV-Gen:                      0 shares
                             Mr. Goodman:                  0 shares
                             Mr. Spinner:                  0 shares
                             Mr. D'Amore:                  0 shares
                             Mr. Dimmler:                  0 shares
                             Mr. Geary:                    0 shares
                             Mr. Hambro:                   0 shares


                              Page 12 of 18 Pages

                    (ii) shared power to vote or to direct the vote:

                             HIVF:                        less than 5%
                             HIV-Gen:                     less than 5%
                             Mr. Goodman:                 less than 5%
                             Mr. Spinner:                 less than 5%
                             Mr. D'Amore:                 less than 5%
                             Mr. Dimmler:                 less than 5%
                             Mr. Geary:                   less than 5%
                             Mr. Hambro:                  less than 5%


                    (iii) sole power to dispose or to direct the dispositions
                          of:

                             HIVF:                         0 shares
                             HIV-Gen:                      0 shares
                             Mr. Goodman:                  0 shares
                             Mr. Spinner:                  0 shares
                             Mr. D'Amore:                  0 shares
                             Mr. Dimmler:                  0 shares
                             Mr. Geary:                    0 shares
                             Mr. Hambro:                   0 shares



                    (iv) shares power to dispose or to direct the disposition
                         of:

                             HIVF:                        less than 5%
                             HIV-Gen:                     less than 5%
                             Mr. Goodman:                 less than 5%
                             Mr. Spinner:                 less than 5%
                             Mr. D'Amore:                 less than 5%
                             Mr. Dimmler:                 less than 5%
                             Mr. Geary:                   less than 5%
                             Mr. Hambro:                  less than 5%



                    Each of HIVF, Hiv-Gen, Messrs. Goodman, Spinner, D'Amore, Dimmler, Geary and Hambro expressly disclaims beneficial ownership of any shares of Common Stock of Tylan General, Inc., except any shares held directly of record.


                              Page 13 of 18 Pages

Item 5.   Ownership of Five Percent or Less of a Class.
          ---------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ...........[X]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
          ----------------------------------------------------------------

          Not applicable.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company.
          ---------------------------------------------------------

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.
          ----------------------------------------------------------

          Not applicable. HIVF, Hiv-Gen, Messrs. Goodman, Spinner, D'Amore, Dimmler, Geary and Hambro expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.   Notice of Dissolution of Group.
          -------------------------------

          Not applicable.

Item 10.  Certification.
          --------------

          Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

          Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13d-1(f) under Section 13(d) of the Act.


                              Page 14 of 18 Pages

                                    Signature
                                    ---------

     After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997


HAMBRO INTERNATIONAL VENTURE FUND II, L.P.


By: /s/Lisa C. Torch
    ----------------
    Lisa C. Torch
    General Partner


HIV-GEN INCORPORATED

By: /s/David Barnett
    ----------------
    David Barnett
    President

               *
--------------------------------
Edwin A. Goodman


               *
--------------------------------
Arthur C. Spinner


               *
--------------------------------
Richard A. D'Amore


               *
--------------------------------
Charles L. Dimmler, III


               *
--------------------------------
William J. Geary


               *
--------------------------------
Alexander R. Hambro


                                                    *By: /s/ Lisa C. Torch
                                                         -----------------
                                                         Lisa C. Torch
                                                         Attorney-in-Fact

================================================================================
*This Schedule 13G was executed by Lisa C. Torch pursuant to Powers of Attorney attached hereto as Exhibit 2.


                              Page 15 of 18 Pages

                                                                       EXHIBIT 1
                                                                       ---------


                            JOINT FILING AGREEMENT OF
                   HAMBRO INTERNATIONAL VENTURE FUND II L.P.,
                              HIV-GEN INCORPORATED,
                      EDWIN A. GOODMAN, ARTHUR C. SPINNER,
                  RICHARD A. D'AMORE, CHARLES L. DIMMLER, III,
                    WILLIAM J. GEARY AND ALEXANDER R. HAMBRO


     The undersigned hereby agree that the Schedule 13G with respect to the securities of Tylan General, Inc. dated as of even date herewith is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.


Dated:  February 12, 1997


HAMBRO INTERNATIONAL VENTURE
  FUND II, L.P.


By: /s/Lisa C. Torch
    ----------------
    Lisa C. Torch
    General Partner


HIV-GEN INCORPORATED

By: /s/David Barnett
    ----------------
    David Barnett
    President


               *
--------------------------------
Edwin A. Goodman


               *
--------------------------------
Arthur C. Spinner


               *
--------------------------------
Richard A. D'Amore


               *
--------------------------------
Charles L. Dimmler, III


                              Page 16 of 18 Pages

               *
--------------------------------
William J. Geary


               *
--------------------------------
Alexander R. Hambro


                                                   *By: /s/ Lisa C. Torch
                                                        -----------------
                                                        Lisa C. Torch
                                                        Attorney-in-Fact

================================================================================

*This Agreement was executed pursuant of Powers of Attorney attached hereto as
Exhibit 2.


                              Page 17 of 18 Pages

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edwin A. Goodman and Lisa C. Torch, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself or herself as an individual or in his or her capacity as a general partner of, or an officer of a general partner of, Hambro International Venture Fund `85, L.P., Hambro International Venture Fund II, L.P. and Hambro International Venture Fund Offshore II, L.P., pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereto.


     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12th day of February, 1997.

                                                  /s/ Edwin A. Goodman
                                                  --------------------
                                                  Edwin A. Goodman

                                                  /s/ Arthur C. Spinner
                                                  ---------------------
                                                  Arthur C. Spinner

                                                  /s/ Richard A. D'Amore
                                                  ----------------------
                                                  Richard A. D'Amore

                                                  /s/ Charles L. Dimmler, III
                                                  ---------------------------
                                                  Charles L. Dimmler, III

                                                  /s/ William J. Geary
                                                  --------------------
                                                  William J. Geary

                                                  /s/ Alexander R. Hambro
                                                  -----------------------
                                                  Alexander R. Hambro


                              Page 18 of 18 Pages